EXHIBIT 10.55

INTEGRATED TELECOM EXPRESS, INC.

JAMES E. WILLIAMS SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”) is entered into as of October 4, 2002 (the “Effective Date”) by and between Integrated Telecom Express, Inc. (the “Company”) and James E. Williams (“Executive”), and replaces and supercedes in its entirety the employment agreement entered into between the Company and Executive as of October 8, 2001 (the “Old Employment Agreement”) and the amended and restated employment agreement dated May 16, 2002 (the “First Amended and Restated Employment Agreement”).

RECITALS

A.    The Company’s Board of Directors (the “Board”) has determined to file a petition under Chapter 11 of the U.S. Bankruptcy Code to commence bankruptcy proceedings in order to wind up the affairs of the Company (the “Bankruptcy”), pursuant to which the Company will discontinue all of its operations and distribute the assets of the Company to the Company’s creditors and stockholders.

B.    The Board and Executive now desire to amend the First Amended and Restated Employment Agreement to provide appropriate compensation and incentive to Executive in light of the Bankruptcy.

1.    Duties and Scope of Employment.

  (a)    Positions and Duties.  As of the Effective Date, Executive will continue to serve as Senior Vice President Finance, Treasurer and Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Chief Executive Officer (the “CEO”) and the Board, including managing and overseeing the Bankruptcy. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

  (b)    Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts, time and energies to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval shall not be unreasonably withheld or delayed, provided however that this Section 1(b) shall not restrict or prohibit Executive from searching for or interviewing for other positions so long as those activities do not interfere with the discharge of his duties to the Company.

2.    At-Will Employment.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.    Compensation.

  (a)    Base Salary.  During the Employment Term, the Company will pay Executive an annual salary of $225,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

  (b)    Performance Bonus.  As of the Effective Date, Executive has earned and the Company has paid to Executive $47,250.00 of his target performance bonus of $70,000. The Company shall pay to Executive the remaining target performance bonus of $22,750.00 in a lump-sum payment, less applicable withholding taxes, subject to and as provided in Section 7(a).

  (c)    Stock Options.  Pursuant to the provisions of the Old Employment Agreement, Executive was granted a stock option to purchase 500,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of such Common Stock on the date of grant (the “First Option”) and a stock option to purchase 250,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of such common stock on the date of grant (the “Second Option”). The First Option together with the Second Option shall each be referred to as an “Option” and collectively as the “Options.” The parties hereby agree that the Options shall be cancelled and that Executive shall have no further rights with respect thereto. In exchange for the cancellation of such Options, Executive shall be entitled to receive a cash bonus or bonuses equal to an amount determined by multiplying (i) the difference between the per share amount shareholders receive pursuant to distributions in connection with the Bankruptcy (on a cumulative basis in the event there are multiple distributions) over the exercise price per share with respect to the cancelled Options by (ii) the number of shares that were subject to such cancelled Options; provided, however, that in no event shall the cumulative cash bonuses under this Section 3(c) be less than $500,000.00. The cash bonuses shall be paid to Executive on the date the Company actually makes distributions to its shareholders in connection with the Bankruptcy, except as otherwise provided in Section 7(a).

4.    Employee Benefits.

  (a)    Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

  (b)    Life Insurance.  To assist Executive in obtaining life insurance through September 1, 2003, on the Effective Date (or as soon as practicable thereafter), the Company shall pay to Executive $2055.00, less applicable withholding taxes.

5.    Paid Time Off.  Executive shall proportionately accrue paid time off of up to eighteen (18) days per year in accordance with Company policies, with the timing and duration of specific time off mutually and reasonably agreed to by the parties hereto.

6.    Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.    Severance.

  (a)    Involuntary Termination.  If (i) Executive terminates his employment with the Company due to an “Involuntary Termination” (as defined below) or (ii) the Company terminates Executive’s employment with the Company for other than “Cause” (as defined below), death or disability, then, subject to Executive signing and not revoking a standard release of claims in a form acceptable to the Company, Executive shall be entitled to (i) receive a lump-sum severance payment (less applicable withholding taxes) equal to his Base Salary rate, as then in effect, over a period of twelve (12) months to be paid immediately following the effective date of the release of claims, (ii) payment of the remaining unearned target performance bonus, as set forth in Section 3(b) to be paid immediately following the effective date of the release of claims, (iii) receive an amount equal to the difference, if any, between $500,000 and the amount of the bonus pursuant to Section 3(c) that has been paid (or otherwise been accrued for Executive’s benefit) to Executive as of the effective date of the release of claims and in the event subsequent distributions are made to the Company’s shareholders following the effective date of the release of claims Executive shall be paid the remaining bonus he would have otherwise been entitled to receive pursuant to Section 3(c) (taking into account any amounts that may be paid pursuant to this Section 7(a)(iii)), which shall be paid following the distribution to the shareholders in connection with the Bankruptcy, and (iv) either (A) the payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for eighteen (18) months from the effective date of such termination, or (B) payment of a cash amount by the Company to Executive equal to the cost of such COBRA premiums.

(b)    Voluntary Termination; Termination for Cause.  If Executive’s employment with the Company terminates voluntarily by Executive (other than due to an Involuntary Termination), for Cause by the Company or due to Executive’s death or disability, then (i) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

8.    Completion of Bankruptcy.  Upon the earlier of (i) September 1, 2003, or (ii) the completion of the Bankruptcy, Executive shall be entitled to the benefits provided for in Section 7(a) as if he had terminated his employment with the Company due to an Involuntary Termination, provided that he is still employed with the Company on either such date and subject to his signing and not revoking a standard release of claims in a form acceptable to the Company. For these purposes the Bankruptcy will be deemed to have been completed on the date a final decree has been entered with the bankruptcy court.

9.    Escrow.  Immediately on the Effective Date, or as soon thereafter as reasonably practicable, the Company will irrevocably and unconditionally transfer cash in the aggregate amount of $3,500,000.00 into escrow to satisfy the Company’s obligations under (i) this Agreement pursuant to Sections 3(b), 3(c), 7(a) and 8, (ii) similar provisions under the employment agreement for James G. Regel and (iii) the costs of the escrow arrangement (the “Escrow”), all of which amounts will be subject to the terms of escrow agreement (the “Escrow Agreement”). Any monies remaining in the Escrow, if any, that are not necessary to satisfy any obligations under this Agreement, the employment agreement for James G. Regel or the costs of the Escrow shall be dealt with in accordance with the Escrow Agreement. Executive shall be permitted to request a distribution of funds from the Escrow in accordance with the terms of the Escrow Agreement in the event Executive believes he is entitled to a distribution from the Escrow.

10.    Definitions.

    (a)    Cause.  For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

    (b)    Involuntary Termination.  For purposes of this Agreement, “Involuntary Termination” shall mean without the Executive’s express written consent (i) a significant reduction of the Executive’s duties, position or responsibilities, or the removal of the Executive from such position and responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Bankruptcy shall not constitute an “Involuntary Termination”; (ii) a significant reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced, except for any reductions directly related to, or as the result of, the Bankruptcy; or (iv) the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive’s then present location.

11.    Confidential Information.  Executive entered into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment with the Company, which such agreement is incorporated herein by reference.

12.    Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the

Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.    Dismissal of Bankruptcy Petition.  In the event the bankruptcy court dismisses the Company’s Bankruptcy petition, the First Amended and Restated Employment Agreement will be reinstated without any further action of the parties hereto, except that the cancellation of the Options will still be valid and the bonus provided for in Section 3(c) will substitute for the Options in any place the Options are mentioned in the First Amended and Restated Employment Agreement and references to distributions in Section 3(c) hereof will be references to distributions made to shareholders in connection with the Liquidation (as such term is defined in the First Amended and Restated Employment Agreement).

14.    Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Integrated Telecom Express, Inc.
400 Race Street
San Jose, CA 95126
Attn: Peter Courture and Daniel Chen

Via E-mail to:

Peter Courture: peter@courture.com
Daniel Chen: daniel.chen@itexinc.com

With a copy to:

Wilson, Sonsini, Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn: Scott T. McCall

If to Executive:

James E. Williams
5220 Birkdale Way
San Jose, CA 95138

With a copy to:

Gray Cary Ware & Freidenrich
4365 Executive Drive, Ste. 1100
San Diego, CA 92121
Attn: Scott Stanton

15.  Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.  Arbitration.

  (a)    General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

  (b)    Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

  (c)    Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly,

except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(d)    Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e)    Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)    Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17.    Attorneys’ Fees.  The Company shall reimburse Executive for attorneys’ fees incurred by Executive with respect to implementation and execution of this Agreement, not to exceed $5,000, upon Executive’s submission of receipts or other reasonable documentation supporting such fees.

18.    Integration.  This Agreement and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including the Old Employment Agreement and the First Amended and Restated Employment Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

19.    Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.    Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.    Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.    Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23.    Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24.    Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

INTEGRATED TELECOM EXPRESS, INC.

By:	/s/ Daniel Chen	Date: October 4, 2002

Title:	Chairman

EXECUTIVE:

/s/ James E. Williams		Date: October 4, 2002
JAMES E. WILLIAMS

[SIGNATURE PAGE TO JAMES E. WILLIAMS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT]